Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-100453) of Quotemedia, Inc. of our report dated March 29, 2019, relating to the consolidated financial statements of Quotemedia, Inc., which report appears in the Form 10-K of Quotemedia, Inc. for the year ended December 31, 2018.

/s/ Moss Adams LLP

Denver, Colorado
March 29, 2019